EXHIBIT 21.1

SUBSIDIARIES OF SEQUENTIAL BRANDS GROUP, INC.

Name	State of Incorporation	Ownership Percentage
SQBG, Inc.	Delaware	100%
Sequential Licensing, Inc.	California	100%
William Rast Licensing, LLC	Delaware	100%
Heeling Sports Limited	Delaware	100%
Brand Matter, LLC	Delaware	100%
SBG FM, LLC	Delaware	100%
SBG Universe Brands, LLC	Delaware	100%
Galaxy Brands, LLC	Delaware	100%
GBT Promotions LLC	Delaware	100%
Basketball Marketing Company, Inc.	Delaware	100%
American Sporting Goods Corp.	Delaware	100%
LNT Brands LLC	Delaware	100%
Joe’s Holding LLC	Delaware	100%
DVS Footwear International, LLC	Delaware	65%, except 60% of distributable assets upon dissolution
FUL IP Holdings LLC	Delaware	50.5%
With You, LLC	Delaware	62.5%
Martha Stewart Living Omnimedia, Inc.	Delaware	100%
Martha Stewart, Inc.	Connecticut	100%
Body & Soul Omnimedia, Inc.	Delaware	100%
MSO IP Holdings, Inc.	California	100%
MSLO Productions, Inc.	Delaware	100%
MSLO Productions – Home, Inc.	Delaware	100%
MSLO Productions – EDF, Inc.	Delaware	100%
Flour Productions, Inc.	Delaware	100%
MSLO Shared IP Sub, LLC	Delaware	100%
MSLO Emeril Acquisition Sub, LLC	Delaware	100%
Emeril Primetime Music, Inc.	Delaware	100%
Emeril Primetime Productions, Inc.	Delaware	100%
Good Thing Productions, Inc.	Delaware	100%
SBG-Gaiam Holdings, LLC	Delaware	100%
Gaiam Brand Holdco, LLC	Delaware	100%
Gaiam Americas, Inc.	Colorado	100%
Modern Lotus Ltd	United Kingdom	100%
Gaiam Limited (UK)	United Kingdom	100%
Gaiam PTY	Australia	49.9%